IMCOR PHARMACEUTICAL CO.

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE
AND SENIOR FINANCIAL OFFICERS
(Effective as of December 31, 2004)

I.	Introduction and Purpose

This Code of Ethics for Principal Executive and Senior Financial Officers (the “Code”) helps maintain IMCOR Pharmaceutical Co.’s (the “Company”) standards of business conduct and ensures compliance with legal requirements, specifically, but not limited to, Section 406 of the Sarbanes-Oxley Act of 2002 and SEC rules promulgated thereunder.

In addition to securing compliance with legal requirements, the purpose of the Code is to deter wrongdoing and promote ethical conduct, and full, fair, accurate, timely, and understandable disclosure of financial information in the periodic reports of the Company. The matters covered in this Code are of the utmost importance to the Company, our stockholders and our business partners, and are essential to our ability to conduct our business in accordance with our stated values. This Code supplements the requirements of the Code of Ethics applicable to all employees.

Financial executives hold an important and elevated role in corporate governance and are uniquely capable and empowered to ensure that stockholders’ interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which financial executives are expected to adhere and advocate. This Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the company, the public and others.

II.	Application

This Code is applicable to the following persons (hereinafter referred to as the “Officers”):

1.	The Company’s principal executive officer;

2.	The Company’s principal financial officer;

3.	The Company’s principal accounting officer or controller; and

4.	Persons performing similar functions.

III.	Code of Ethics

Each Officer shall adhere to and advocate the following principles and responsibilities governing professional and ethical conduct:

1.	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.
Provide information that is full, fair, accurate, complete, objective, relevant, timely, and understandable to the Company’s Board of Directors, the Securities and Exchange Commission, the Company’s stockholders, and the public.

3.	Comply with applicable governmental laws, rules, and regulations of federal, state and local governments relating to your professional conduct.

4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing your independent professional judgment to be subordinated.

5.
Take all reasonable measures to protect the confidentiality of non-public information about the Company acquired in the course of your work except when authorized or otherwise legally obligated to disclose such information and to not use such confidential information for personal advantage.

6.	Proactively promote ethical behavior in the work environment and business community.

7.	Assure responsible use of and control over all assets and resources employed or entrusted to you.

8.	Promptly report to the Chairperson of the Audit Committee:

(a)	any information you may have regarding any violation of this Code;

(b)
any actual or apparent conflict of interest between personal and/or professional relationships involving management or any other employee with a role in financial reporting disclosures or internal controls;

(c)	any information you might have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and its operations;

(d)	significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize or report financial data; or

(e)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

IV.	Insider Trading

The purchase and sale of the Company’s common stock or derivative securities related to the Company’s common stock (collectively, “Securities”) is governed by the rules and regulations of the United States Securities and Exchange Commission (“SEC”) as well as comparable state agencies. The most common of these regulations deal with what is referred to as “insider trading.”

As an Officer of the Company, you will frequently be in possession of material information relating to or affecting the Company that may not be generally available to the investing public. In general, it is unlawful for you to purchase or sell or encourage others to purchase or sell IMCOR Securities while you are in possession of such information. It is also unlawful for you to purchase or sell or encourage others to purchase or sell the securities of any other company while you are in possession of such information relating to that company. If you do, you could be subject to criminal penalties and significant triple damages in civil suits brought by the SEC, state agencies and/or other persons trading in those securities at the same time you were buying or selling shares.

Due to the evolving nature of the Company’s business and the likelihood that Officers may have material non-public information, any proposed purchase or sale of the Company’s Securities must be approved in advance by the Company’s CFO, CEO or the Audit Committee; provided, however, in no event may an Officer approve his or her own purchase or sale. Unlike other employees, Officers must receive clearance for trades even during an “open window” period.

If clearance is withheld, that fact itself is confidential and should not be disclosed to others. If you are uncertain as to the appropriateness or the timing of a planned purchase or sale of IMCOR Securities, consult with the Company’s CFO or CEO; provided, however, in no event may the CEO or CFO approve his or her own purchases or sales. He or she will be able to direct you away from inadvertently entering into a transaction that might have the appearance of impropriety. The CEO or CFO may seek guidance from outside counsel with respect to the appropriateness of purchases or sales of IMCOR Securities. You could be accused of trading on insider information, even if you were unaware of the information at the time of the transaction.

“Material” information includes information that (1) might reasonably be expected to affect the market value of securities, or (2) influence investor decisions to buy, sell or hold securities. As a general rule of thumb, if you would be inclined to trade on the basis of the information, you should consider it to be material. You should consider “non-public” any material information that has not been disclosed in an IMCOR press release or a report that has been filed with the SEC or distributed to the Company’s stockholders.

It is also essential that you do not share with or disclose to any other person any “material” information that is not already in the public domain. Trading by others on the basis of material information furnished by you can subject you to the same criminal and civil penalties that would apply if you were the trader, even if you personally do not benefit from the trading.

To protect you and the Company from allegations of impropriety, you should postpone any planned purchases or sales of IMCOR Securities until the material information known to you has been made public.

All purchases and sales of the Company’s Securities, even those approved in advance, must be promptly reported to the CFO or CEO so that we may keep our Company-related ownership records current.

This policy will also apply to the exercise of options to purchase and rights to receive IMCOR common stock under the Company’s equity compensation plans.

This policy is applicable to you, your spouse, your children, and relatives living with you, and any corporations, partnerships, trusts or other entities that are directed or controlled by you, your spouse and/or your children or relatives living with you. It is also applicable to any transaction made by any person upon your recommendation.

It is the policy of the Company that any violation of this Code will be grounds for disciplinary action, including immediate dismissal of the Officer, at the Company’s sole discretion.

You should understand that securities laws are taken very seriously and government agencies have developed extensive ways to monitor securities trading activities. Violations of securities laws can result in large civil and criminal penalties against companies and individuals.

V.	Reporting Procedure and Process

As discussed above, Officers shall promptly report any violation of this Code to the Chairperson of the Company’s Audit Committee.

Reports of violations under this Code received by the Chairperson of Audit Committee shall be investigated by the Audit Committee. If the Audit Committee finds a violation of this Code, it shall refer the matter to the full Board of Directors.

In the event of a finding that a violation of this Code has occurred, appropriate action shall be taken that is reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and may include written notices to the individual involved of the determination that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits, and up to and including, if appropriate, termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors (or the independent directors of the Board as the case may be) shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individuals in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

VI.	Anonymous Reporting

Any violation of this Code and any violation by the Company or its directors or officers of the securities laws, rules, or regulations, or other laws, rules, or regulations applicable to the Company may be reported to the Chairperson of the Audit Committee anonymously. The Company’s Code of Ethics applicable to all employees sets out other methods of reporting that you may use as well.

VII.	No Retaliation

It is against the Company’s policy to retaliate in any way against an Officer for good faith reporting of violations of this Code.

VIII.	Waiver and Amendment

The Company is committed to continuously reviewing and updating its policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Company’s Board of Directors and promptly disclosed pursuant to applicable laws and regulations.

IX.	Acknowledgment Of Receipt Of Code Of Ethics For Principal Executive And Senior Financial Officers

I have received and read the Company’s Code of Ethics for Principal Executive and Senior Financial Officers (the “Code”). I understand the standards and policies contained in the Code and understand that there may be additional policies or laws applicable to my job. I agree to comply with the Code in all respects.

If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my job, I know that I can consult with the Chairperson of the Audit Committee, knowing that my questions or reports will remain confidential to the fullest extent possible.

I understand that my agreement to comply with this Code does not constitute a contract of employment.

Officer Name

Signature

Date